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                                                                     Exhibit 3.1

                               SECOND AMENDED AND
                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                MGI PHARMA, INC.


                                   ARTICLE I

       The name of this corporation shall be MGI PHARMA, INC.

                                   ARTICLE II

       This corporation shall have general business purposes and shall have unlimited power to engage in, and do any lawful act concerning, any and all lawful businesses for which corporations may be organized under the Minnesota Business Corporation Act. Without limiting the generality of the foregoing, this corporation shall have the following specific powers:

              (a) to engage in whole or in part in the business of lending or advancing money on the security of merchandise, whether or not such merchandise is sold by this corporation;

              (b) to enter into one or more partnership agreements or one or more joint venture agreements with any other person, firm or corporation;

              (c) to become surety for or guarantee the carrying out and performance of any contract, lease, or obligation of any kind of any person, firm, or corporation in connection with the carrying on of any business which in the judgment of the Board of Directors of this corporation will be of benefit to this corporation; and

              (d) to acquire, hold, pledge, mortgage, hypothecate, sell, or otherwise dispose of the shares, bonds, securities and other evidences of indebtedness of any person or of any domestic or foreign corporation.

                                   ARTICLE III

       The period of duration of this corporation shall be perpetual.

                                   ARTICLE IV

       The location and post office address of the registered office of this corporation in Minnesota is 5775 West Old Shakopee Road, Suite 100, Bloomington, MN 55437-3174.

                                    ARTICLE V

       The authorized number of shares of this corporation shall be eighty million (80,000,000), of which seventy million (70,000,000) shares shall be Common Stock of the par value of $.01

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per share and ten million (10,000,000) shares shall be Preferred Stock of the par value of $.10 per share.

       Shares of Common Stock and Preferred Stock shall have the following relative rights, voting power, preferences and restrictions:

              (a) Cumulative Voting Rights. No holder of any shares of the capital stock shall have any cumulative voting rights.

              (b) Preemptive Rights. The shares of the capital stock may be issued by this corporation from time to time for such consideration, not less than par value, as may be fixed by the Board of Directors. No holder of shares of the capital stock shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any new or additional issue of the capital stock of any class whatsoever or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

              (c)    Terms of the Common Stock.

                     (1) Voting. Each holder of shares of Common Stock shall have one vote on all matters submitted to the shareholders for each share of Common Stock standing in the name of such holder on the books of this corporation.

                     (2) Subject to the rights of the holders of the Preferred Stock of the corporation, in the event of liquidation or dissolution of the corporation, the holders of the Common Stock shall be entitled to receive pro rata the net distributable assets of the corporation.

              (d) Terms of the Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors may determine, as hereinafter provided. The Board of Directors is hereby authorized by resolution or resolutions, to provide from time to time for series of Preferred Stock out of the shares of Preferred Stock not then allocated to any series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, including, without limiting the generality of the foregoing, any of the following provisions with respect to which the Board of Directors shall determine to make affirmative provision:

                     (1) The designation and name of such series and the number of shares that shall constitute such series;

                     (2) The dividend rate or rates payable on shares of such series, the date or dates from which such dividends shall commence to accrue and the dividend payment dates for such dividends;

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                     (3)    Whether dividends on such series are to be
              cumulative or noncumulative, and the participating or other special rights, if any, with respect to the payment of dividends;

                     (4) Whether such series shall be subject to redemption and, if so, the manner of redemption, the redemption price or prices and the terms and conditions on which shares of such series may be redeemed;

                     (5) Whether such series shall have a sinking fund or other retirement provisions for the redemption or purchase of shares of such series and, if so, the terms and amount of such sinking fund and other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on, or the making of sinking fund or other like retirement provisions for, shares of any other series or over dividends on the Common Stock;

                     (6) The amounts payable on shares of such series on voluntary or involuntary dissolution, liquidation or winding up of the affairs of the corporation and the extent to which such payment shall have priority over the payment of any amount on voluntary or involuntary dissolution, liquidation or winding up of affairs of the corporation, on shares of any other series or on the Common Stock;

                     (7) The terms and conditions, if any, on which shares of such series may be converted into, or exchanged for, shares of any other series or any class of Common Stock;

                     (8) The extent of the voting powers, if any, of the shares of such series;

                     (9) The stated value, if any, for the shares of such series, the consideration for which shares of such series may be issued and the amount of such consideration that shall be credited to the capital account; and

                     (10) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series.

                     The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters among the various series of Preferred Stock.

                     All shares of the Preferred Stock of any one series shall
              be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be payable and, if cumulative, shall cumulate.

                     Shares of any series of Preferred Stock that shall be
              issued and thereafter acquired by the corporation through purchase, redemption (whether through the operation of sinking fund or otherwise), conversion, exchange or otherwise, shall upon appropriate filing and recording to the extent required by law, have the

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              status of authorized and unissued shares of Preferred Stock and may be reissued as part of such series or as part of any other series of Preferred Stock. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and appropriate filing and recording to the extent required by law. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

                                   ARTICLE VI

       The shareholders of this corporation shall have the power, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, (a) to authorize the sale, lease, exchange, or other disposal of all or substantially all of the property and assets of this corporation, including its good will; (b) to amend the Articles of Incorporation of this corporation; (c) to adopt an agreement of consolidation; and (d) subject to the authority granted to the Board of Directors in paragraph (c) of Article IX of these Articles of Incorporation, to adopt an agreement of merger.

                                   ARTICLE VII

       The amount of stated capital with which this corporation shall begin business shall be not less than $1,000.

                                  ARTICLE VIII

       The number of persons comprising the Board of Directors of this corporation shall not be less than three (3). A majority of the persons comprising the Board of Directors shall at all times be persons who are not (i) employed by this corporation or any corporation controlled by, controlling, or under common control with this corporation, (ii) engaged in rendering consulting or professional services for compensation (other than by reason of their membership on the Board of Directors and other than as this corporation's independent legal counsel) for this corporation or any corporation controlled by, controlling, or under common control with this corporation, or (iii) related to, or directly or indirectly controlled by, any person described in subpart (i) or (ii). For those purposes, "control" shall be defined to mean direct or indirect beneficial ownership of over twenty-five percent (25%) of a corporation's voting stock.

                                   ARTICLE IX

       The Board of Directors of this corporation shall have authority:

              (a) to allot and authorize the issuance of the authorized but unissued shares of this corporation, including the declaration of dividends payable in shares of any class to shareholders of any other class;

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              (b)    to accept or reject subscriptions for shares of any class
       made after incorporation;

              (c) to effect, in the manner permitted by law, a merger into this corporation of any corporation or corporations all of the outstanding stock of which is owned by this corporation;

              (d) to fix the terms, provisions and conditions of and authorize the issuance of (i) rights to convert any securities of this corporation into shares of any class or classes, including the conversion basis or bases; and (ii) options to purchase or subscribe for shares of any class or classes, including the option price or prices at which shares may be purchased or subscribed for;

              (e) to make and alter the Bylaws of this corporation, subject to the power of the shareholders to change or repeal such Bylaws, provided that the Board of Directors shall not make or alter any Bylaw fixing their qualifications, classifications, term of office, or number, except that the Board of Directors may make or alter any Bylaw to increase their number;

              (f) to establish the compensation to be paid to directors who are not salaried officers of this corporation; and

              (g) to take any action required or permitted to be taken at a meeting of the Board of Directors of the corporation by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

                                    ARTICLE X

       A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article X became effective.

       Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

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                                     * * * *

              The resolutions adopted by the Board of Directors of this corporation on July 14, 1998, and filed with the Minnesota Secretary of State on July 15, 1998, establishing the Series A Junior Participating Preferred Stock, in connection with this corporation's shareholders' Rights Agreement, as amended to date, also continue in effect as part of these Second Amended and Restated Articles of Incorporation.

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